©2009 Discover Financial Services This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
October 26-27, 2009
ABS East
Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-141703,
333-141703-01 and 333-141703-02

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
• The following slides are part of a presentation by Discover Financial Services (the "Company") and its
subsidiary, Discover Bank and are intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, nonpublic information. No representation is made that the information in these slides is complete.  The presentation has been prepared solely for informational purposes, and is neither an offer to sell nor the solicitation of an offer to buy any security or instrument.
• The information provided herein may include certain non-GAAP financial measures. The reconciliations of such measures to the comparable GAAP figures are included in the Company’s Form 10-K for the year ended
November 30, 2008 and the Company’s Form 10-Q for the quarter ended August 31, 2009, each of which is on file with the SEC and available on the Company’s website at www.discover.com.
• The presentation contains forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s estimates, projections, expectations or beliefs at that time and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of certain risks and uncertainties that may affect the future results of the Company, please see "Special Note Regarding Forward-Looking
Statements," "Risk Factors," "Business – Competition," "Business – Regulatory Matters"  and "Management’s
Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on
Form 10-K for the year ended November 30, 2008, and “Risk Factors” and “Management’s Discussion and
Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for
the quarters ended February 28, 2009, May 31, 2009 and August 31, 2009, which are on file with the SEC.
Notice
Discover Bank, Discover Card Master Trust I, and Discover Card Execution Note Trust have filed a registration statement as amended (including a prospectus) (Registration Nos. 333-141703, 333-141703-01, and 333-141703-02) with the SEC. You should read the prospectus in that registration statement and other documents Discover Bank, Discover Card Master Trust I, and
Discover Card Execution Note Trust have filed with the SEC for complete information about Discover Bank, Discover Card
Master Trust I, and Discover Card Execution Note Trust. You may get these documents for free by visiting EDGAR on the SEC
Web site at www.sec.gov
.

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Today’s Agenda
Master Trust Update
Liquidity & Funding
Credit Risk Management
U.S. Card
Business Overview

©2009 Discover Financial Services This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy Business Overview

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
American
Bank of
Card
Issuing
Payments
U.S.
Credit
U.S.
Debit International
Unique Business Model
•
Only card issuer that operates a
global payments network with
both credit and debit capabilities
Discover
Express
Visa
MasterCard
First Data
Metavante
Citi
America
JPM Chase
Capital One

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Company Overview
(1)
Note(s)
(1) Balances as of August 31, 2009; volume based on the trailing four quarters ending 3Q09
•
Leading cash rewards program
•
$48Bn in managed receivables
•
$29Bn deposit base
•
$3Bn personal and student loans
•
$110Bn volume
•
4,500+ issuers
•
$97Bn volume
•
30+ issuers
•
$26Bn volume
•
49 franchises
•
185 countries/territories
ATM/Debit Network
International Signature Network
North American Signature Network

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
• Diluted EPS from continuing operations of $1.79
– Benefited from $879 million after-tax antitrust litigation settlement proceeds or $1.77 per share
• Credit card sales volume of $66Bn, down 7%; total managed loans of
$51Bn, up 1%
• Managed net charge-off rate of 7.56%
• Total volume on our networks of $176Bn, up 7%
• Grew direct-to-consumer and affinity deposits to over $10Bn
• Continued to build liquidity and capital; $534 million stock issuance and
$400 million debt issuance
YTD 3Q09 Highlights

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
8
Manage conservatively in a challenging environment
• Superior credit performance vs. competitors
• Conservative loan growth
• Increase net interest margin and revenues
• Reduce expenses
• Focus on capital/liquidity/funding
Build for the future
• Leverage Discover brand and leading Rewards program
• Increase acceptance to drive higher sales
• Continue to grow direct-to-consumer deposit business
• Grow and integrate Diners Club/PULSE/Discover networks
• Remain conservative on liquidity and capital
Performance Priorities

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
9
Network Interoperability
2009
2010
2011
• In July the Pulse network became the global ATM network for Diners Club
• In 2009 Discover Cards are expected to be enabled in over 50 countries

©2009 Discover Financial Services This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy U.S. Card

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Legislative Developments
• Recent credit card reform legislation (Credit CARD Act)
–
Repricing restrictions
Risk-based pricing
Delinquency repricing
–
Payment allocation
Promotional rates
Cash advance rates
–
Opt-in on overlimit fees
• Potential impact
–
Pricing strategies – redistribution of consumer economics
–
Promotional offers – availability, pricing and duration

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
U.S. Card – Mission/Strategy
To help people
spend smarter,
manage debt better
and save more
so they achieve a
brighter financial
future
Marketing Strategy
• Continue to manage and grow
business conservatively in both
customer acquisition and
portfolio management
• Continue to invest in and leverage
core franchise strengths:
– Rewards leadership
– Loyal customer base
– Customer experience
– Merchant relationships
– Brand

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
44%
22%
16%
14%
7%
6%
DFS JPM C AXP BAC COF
6%
4% 4% 4%
82%
Cash Points Gas Airline
Miles
Other
Cash Rewards Leader
Reward Preference (%) (1) Cash Rewards Market Share (%) (2)
Note(s)
1. Percent that chose reward type “I like a lot” over all other types (ties included)
2. Household ownership of cash rewards cards; percentages add to more than 100% due to household use of multiple brands
Source Millward Brown 2008 A&U
Source 2008 TNS Consumer Card Research

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Customer Service is a Critical Differentiator
High standards
• U.S. based; customer service reps have average tenure of 5 years
• Rigorous performance standards
• Critical revenue and customer engagement tool
Supports growth
• Fee product sales
• Cross-sell success
• High customer retention
Recognized leadership
• Won Brand Keys Servicing Award 12 years in a row
• SQM: World Class Customer Service Award, 2009

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Brand is Well Positioned
• The key brand drivers are:
– Rewards leadership
– Customer experience
– Online capabilities
– Merchant relationships
and acceptance
Unaided Brand Awareness
Source Millward Brown, Ad Brand Tracking Study, 3Q09 data
66%
20%
19%
13%
10%
67%
Amex DFS Chase Capital
One
Citi BofA

©2009 Discover Financial Services This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Credit Risk Management

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
– Portfolio composition well positioned
– Significant investments and enhancements in credit risk management
We continue to ramp up loss mitigation activities in response
–
Stronger risk controls in Acquisitions and Portfolio Management
–
Enhancements in analytic tools to adapt to the changing environment
– Strong relative credit performance
We continue to maintain better credit performance vs. most of our peers
–
DFS loss rate among the lowest in peer group
–
As a result of conservative risk strategies implemented in the last few years and enhanced analytics and decisioning
– However, risks still remain that may create significant headwinds
Impact of unemployment rate remaining high for a prolonged period of time
– Severe stress in labor markets
September unemployment rate at 9.8% is 3.7 ppts higher yoy
– Low consumer and business confidence
Underemployment remains high
Consumer confidence is at a low point
– Rising industry delinquency and bankruptcy
Overview
The external
environment
continues to be
challenging
DFS has maintained
a competitive
advantage in credit
risk management

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
3.0%
4.0%
5.0%
6.0%
7.0%
8.0%
9.0%
10.0%
11.0%
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009
Unemployment Rate
Underemployment
Stress in Labor Market
Source Bureau of Labor Statistics
Source Bureau of Labor Statistics (through Sep-09)
3,000
4,000
5,000
6,000
7,000
8,000
9,000
10,000
2003 2004 2005 2006 2007 2008 2009
US: Number of Persons Working Part-Time due to Economic Reasons

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
YOY Growth in U.S. Bankruptcy Filings
(3 month
Average
Jun-Aug 2009)
Bankruptcies
Source National Bankruptcy Research Center
YOY Change 50%- 74.99%
YOY Change 25%- 49.99%
YOY Change 0% - 24.99%
YOY Change < 0%
YOY Change > 75%
•
Bankruptcies have
grown faster in
states with housing-
related stress

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
734
738
734
732
739 737
2004 2005 2006 2007 2008 2009
Conservative Portfolio/Customer Profile
72%
63%
56%
53%
74%
81%
DFS C BAC AXP COF JPM
Average FICO of New Accounts (1) Demographic Profile (2)
Source 2008 TNS Card Research, Master Trust Receivables
1. Internal Data, 2009 FICO data is fiscal YTD, through Sep 30
2. 2008 TNS Card Research
3. Master Trust Receivables; Trust Data as of: Discover: Jul-09, Citi: Jun-09, BoA: Sep-09, AMEX: Jul-09, Chase: Jun-09, Capital One: Mar-09.  JPM represents Chase
Issuance Trust (CHAIT) only
Tenure (3) Geography (3)
>5 years
(YTD)
73%
44%
43%
68%
33%
37%
88%
82%
Married Homeowner College
Graduate
Income >
$75K
Discover Other Issuers
10%
12%
12%
15%
15%
17%
6%
6%
6%
6%
8%
8%
DFS JPM COF C BAC AXP
California Florida

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Strategy and Key Initiatives (2009 and beyond)
Acquisition
• Continue to pursue a conservative growth strategy
• Increase the use of non-traditional data
• Enhance strategies to adapt to credit & regulatory changes
• Increase use of manual underwriting within integrated end to end acquisition processing
Portfolio
• Ramp up loss mitigation programs
• Enact tighter marketing eligibility
• Increase the use of short-term risk assessment, unemployment, payment capacity, transactor-to-
revolver and loan-to-value
Analytics
• Implement new behavioral models to mitigate the impact of economic deterioration and regulatory changes
• Increase the use of unemployment score, payment capacity models and bankruptcy model

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Help customers regain control and identify options that work for them
Mission
To help people spend smarter, manage
debt better and save more so they
achieve a brighter financial future
Tools
2,300 in-house collection associates
Flexible payment solutions
Credit counseling
Sophisticated analytics
Diverse communication channels
Collections
Activities

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy

Credit Quality Leader
8.0%
9.0%
9.2%
10.0%
10.3%
12.7%
DFS JPM Cap
One
AmEx Citi BofA
Note(s)
1. U.S. Card, credit card only
2. Card Services; 10.0% including WaMu
3. U.S. Card
4. NA Card
(1) (3) (3) (3) (4) (2)
Managed Net Charge-off Rate – 2Q09
3Q09 Update
• Managed net credit card charge-offs
increased to 8.6% versus 8.0% in the
prior quarter

©2009 Discover Financial Services This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy Liquidity & Funding

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Managed Funding as of 2/29/08
Notes:
1. Includes retained subordinate tranches
Source
$Bn        %
Managed Funding
As of 8/31/2009
Other
0%
Secured
Borrowings
1%
Unsecured
Borrowings
2%
Private CC
ABS
5%
Deposits
52%
Term CC
ABS
(1)
40%
Deposits 29.6 $   52%
Term CC ABS
(1)
22.4 40%
Private CC ABS 2.7 5%
Secured Borrowings 0.6 1%
Unsecured Borrowings 1.2 2%
Other 0.0 0%
Total 56.4 $   100%

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Deposits Period End Balances (Bn)
22.1
22.3
21.3
21.0
19.2
4.9
6.2
7.0
8.1
10.3
$27.0
$28.5
$28.3
$29.1
$29.5
3Q08 4Q08 1Q09 2Q09 3Q09
  Total Brokered Deposits   Total Direct-to-Consumer
Note(s)
1. Deposits sourced through broker dealers and sweeps programs
2. Includes deposits originated through affinity relationships
Brokered and Direct-to-Consumer
(2) (1)

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
$5.8
$7.6
$2.7
$4.8
$3.3
$7.2
$7.7
$8.8
$6.3
$3.9
$5.0
$8.5
2003 2004 2005 2006 2007 2008 2010 2011 2012+
Issuances Public Term ABS Private ABS
$10.3
Discover Card Master Trust Issuance/
Maturity Schedule
(Bn) (Nov. 30 Fiscal Year-End Basis)
$27.4Bn Asset-Backed Securitization Portfolio (as of Sept 30, 2009)
Issuances Maturities
2009
Note: $27.4Bn reflects total investor interest. The issuance and maturities chart includes available-for-sale retained notes, but excludes held-to-maturity retained notes

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
8.3
9.4
10.6
1.9
1.5
1.5
2.5
2.4
2.4
6.4
5.2
$18.5
$12.7
$21.0
4Q07 4Q08 3Q09
Fed Discount Window
Committed Credit Facility
Conduit Open Capacity
Cash Liquidity
Maturities and Liquidity
Cash and Contingent Liquidity (Bn)
Maturities (Bn)
Note(s):
1. Includes conduit issuance and maturities, excludes self issuance
2. Based on maturities as of August 31, 2009
7.7
5.9
9.6
11.4
9.9
8.1
$19.1
$15.8
$17.7
2008 2009 2010
ABS CDs
(1,2) (2)

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
DFS Capital
18.2%
14.6%
2Q09 3Q09
$1.99
$1.83
2Q09 3Q09
Tier 1 Risk-Weighted
Capital Ratio (%)
Loan
Loss Reserves (Bn)
(1,2)
Note(s)
1. 3Q09 includes equity capital raise of $534MM
2. 3Q09 ratios reflect RWA of $54.4Bn, an increase of $15.9Bn from 2Q09 due to trust actions
Well-
Capitalized: 6%

©2009 Discover Financial Services This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy Master Trust Update

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Yield Excess Spread Delinquencies
Excluding
Principal
Recoveries
Including
Interchange
Including
Series-SD*
Net
Charge-off Group
Interchange
Subgroup
Discover
Series
30-59
Days
60-179
Days
Total
Payment
Rate
Sep-09 15.84% 19.06% 23.30% 8.69% 11.31% 11.31% 10.39% 1.57% 4.00% 18.82%
Aug-09 15.52% 19.13% 9.16% 6.71% 6.71% 5.55% 1.52% 3.83% 19.10%
Jul-09 15.72% 19.21% 8.43% 7.41% 7.41% 6.30% 1.38% 3.90% 19.20%
Jun-09 14.09% 17.42% 8.75% 1.98% 5.20% 3.96% 1.39% 3.88% 17.83%
May-09 14.80% 18.13% 8.91% 2.45% 5.66% 4.39% 1.34% 3.98% 19.17%
Apr-09 13.87% 16.98% 8.26% 2.08% 5.08% 3.68% 1.41% 4.07% 17.00%
Mar-09 15.29% 18.36% 7.39% 4.30% 7.25% 5.89% 1.52% 4.08% 18.45%
Feb-09 15.27% 17.99% 7.15% 4.65% 7.26% 5.81% 1.50% 4.02% 17.16%
Jan-09 14.43% 17.11% 6.56% 4.29% 6.84% 5.22% 1.51% 3.78% 18.58%
Dec-08 15.13% 18.88% 6.27% 4.35% 8.04% 6.98% 1.45% 3.47% 18.20%
Nov-08 15.43% 18.69% 6.24% 4.66% 7.85% 6.72% 1.45% 3.32% 17.48%
Oct-08 15.75% 18.93% 5.47% 2.92% 6.09% 5.81% 1.37% 3.16% 19.41%
Sep-08 15.58% 18.79% 5.48% 4.85% 7.99% 6.95% 1.28% 2.95% 19.11%
Aug-08 15.32% 19.14% 5.77% 4.31% 8.06% 7.05% 1.20% 2.85% 20.25%
Jul-08 15.81% 19.53% 5.41% 5.16% 8.81% 7.83% 1.14% 2.87% 20.68%
Jun-08 15.42% 18.99% 5.55% 4.78% 8.29% 7.35% 1.13% 2.85% 20.57%
May-08 15.87% 19.43% 5.55% 5.04% 8.54% 7.72% 1.10% 2.91% 20.24%
DCMT / DCENT Performance Data
* Series 2009-SD makes all of its principal collections available for reallocation on an as-needed basis to all outstanding series to cover shortfalls in interest and servicing fees and to reimburse charge-offs for those other series. The availability of these principal collections increases excess spread levels for DCMT and for the
DiscoverSeries. The Series 2009-SD interest will remain equal to approximately 2.0% of the total investors’ interest in DCMT and DCENT.

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Summary Structure and Payment Waterfalls
Source SEC Filings
Discover Bank
DCMT
Discover Card Master
Trust
DCENT
Discover Card Execution Note Trust
Class A
Investors
Class B
Investors
Class C
Investors
Receivables
Series 2007-CC
Collateral
Certificate
Class A
Notes
Class B
Notes
Class C
Notes
Other Series
of Certificates
Existing
DCMT
Investors
DiscoverSeries Finance Charge Amounts
Class A Interest
Class B Interest
Class C Interest
Servicing Fees
Reimburse Current  Charged-off
Receivables
Reimburse Class A Deficits 1
Reimburse Class B Deficits 1
Reimburse Class C Deficits 1
Deposits into the Accumulation Reserve
Deposits into Class C Reserve
Deposits into DCMT Reallocation Accounts
Pay Discover Bank
Class A Interest Shortfalls  2
Class B Interest Shortfalls  2
Servicing Fees Shortfalls  2
Class A Principal
Prefund Class A Notes
Class B Principal
Prefund Class B Notes
Class C Principal
Deposits into DCMT Reallocation Account
Reinvestment in New Receivables
DiscoverSeries Principal Amounts
1 – due to charge-offs from prior periods; 2 – payable out of subordinate principal cashflows
Class D
Investors
Class D
Notes
Reimburse Class D Deficits 1
Class C Interest Shortfalls  2
Prefund Class C Notes
Class D Principal

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Recent Trust Actions: Increased Subordination
• In 2009 Discover has taken subordination enhancement actions to:
–
Address the concerns of the rating agencies
–
Support future issuances on the DCENT platform
–
To enhance all DiscoverSeries notes
–
Sized at 6.5% ; initial size of approx. $600 mm
–
Issued July 2
–
To enhance all outstanding linked series of DCMT (other than delinked
2007-CC)
–
Sized at 6.5% (or higher for Series 1996- 4)
–
Issued July 24
New DCENT DiscoverSeries Class D
New DCMT Series 2009-CE (Subordinate Series)
AAA
A
CCA
6.5+%
AAA
A
CCA
6.5%
AAA
A
CCA
6.5%
AAA
A
CCA
6.5%
AAA
A
CCA
6.5%
Outstanding Linked Series
$14.7 billion
~6.50%
Series 2009-CE
Covers Finance Charge Shortfalls
Shares Principal Collections
$905m
$710m
$7,000m
B1
C1
A1 A2 A3 A4 A5
B2 B2 B3 B3 B4 B4 B5 B5
C2 C3 C4 C5
Class A
Class B
Class C
Class D
~$600m
New Class D(20091) -1)
Outstanding Discover Series Notes
% Capital Structure
81.0%
5.5%
7.0%
6.5%

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Recent Trust Actions: Excess Spread Increase
• Discover also undertook excess spread enhancement actions:
–
In response to the decline in the excess spread due to the performance of the underlying credit card receivables
–
To standardize the allocation of interchange to all notes issued by DCMT and DCENT
Issuance of DCMT Series 2009-SD Interchange Allocation to “Legacy” Series
–
Series 2009-SD principal collections are available for reallocation to all DCMT series, including DiscoverSeries
–
Sized at 2% of total DCMT and DCENT investor interest
–
Will increase excess spread levels for DCMT and for
DiscoverSeries
–
Issued on September 23
–
Three legacy DCMT series were amended to receive allocations of interchange
–
Eliminates the difference between group excess spread and
interchange subgroup excess spread
–
Completed July 31
[x]%
AAA AAA AAA AAA
Delinked
Series
Collateral
2009-SD
Certificate
2%
A A A A
CCA CCA CCA CCA
CE CE CE CE
[x]% [x]% [x]% [x]%
Outstanding Master Trust Certificates

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Fixed Method of Allocation of Finance Charges
• Traditional Structures
– In most credit card master trusts, finance charge collections are allocated pro rata on each payment date between the investor interest in receivables and the seller interest. As the investor certificates begin to amortize, certificateholders are entitled to a smaller percentage of finance charge collections
• Methodology
– Before early redemption, the investor interest in receivables and seller interest receive their pro rata share of finance charge collections
– During early redemption, as the invested amount decreases, investors continue to be allocated finance charge collections as at the beginning of the early redemption cycle
Investor credit protection enhanced by “fixing” the finance charge allocation percentage between investors and the seller at the time of an early redemption event
– The result is an over-allocation of finance charge collections
• Benefits
– Feature permits a larger percentage of finance charge collections to be allocated to investors after an early redemption event
During Amortization Periods
•
Allocation Percentage generally equals
–
Investor Interest in receivables at time of Early Redemption Event / Current Principal
Receivables
–
Aggregate investor allocation can not exceed 100%
•
Numerator is “fixed” to amount of investor interest in receivables at time of early redemption;
denominator reflects current level of principal receivables
•
DiscoverSeries structure retains ability to change allocation method, but Rating Agency
Confirmation is required

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Comparative Portfolio Statistics
5/31/09 6/28/09 3/27/09 9/1/09
7/31/09
As of:
19.37 17.10 17.21 12.93 18.82 Monthly Payment Rate
4.69 5.50 6.00 7.53 5.57 30+ Day Delinquency
5.55 5.21 6.41 5.29 8.48 3-Mo Excess Spread
8.12 10.15 8.72 14.25 8.69 Net Credit Losses
17.08 18.33 19.52 21.52 23.30 Portfolio Yield
Portfolio Performance (%)
0.76 0.54 0.85 0.80 0.79 No Score
55.18 38.71 42.70 42.80 39.53 Over 720
24.37 33.00 27.99 31.30 31.77 661 – 720
10.33 15.49 14.14 11.50 13.86 601 – 660
9.36 12.26 14.32 14.00 14.05 Less than or equal to 600
FICO Distribution (% of total receivables outstanding)
11,801 12,481 6,723 12,800 9,228 Average Credit Limit
(3)
86,980 76,206 46,169 99,173 36,700 Portfolio Size ($MM)
(2)
Chase
Issuance Trust
CHAIT
(4)
Citibank Credit
Card Issuance
Trust
CCCIT
Capital One
Multi-Asset
Execution
Trust
COMET
BA Credit
Card Trust
BACCT
Discover Card
Master Trust I
DCMT
Comparative Portfolio Statistics
(1)
Source Monthly Investor Reports, SEC Filings, Publicly Available Company Data
Note(s)
1. Data obtained via most recent publicly available reports, as of 9/30/09 unless noted otherwise; DCMT Portfolio Yield and Excess Spread includes interchange and discounting
2. Represents end of period principal receivables
3. Credit Limit as of latest public disclosure: DCMT 7/31/09, BACCT 9/1/09, COMET 3/27/09, CCCIT 6/28/09, CHAIT 6/30/09
4. Represents Chase Issuance Trust (“Issuing Entity”) only.
(1)

©2009 Discover Financial Services
This material is not an offer to sell, nor a solicitation of an offer to buy, any security or instrument, or participate in any trading strategy
Strong Relative Subordination
0
2
4
6
8
10
12
14
16
BA CCT COMET CHAIT Citibank
IT
DCENT
0
1
2
3
4
5
6
7
BA CCT COMET CHAIT Citibank
IT
DCENT
(%) Charge off
(x) AAA break-even multiple
Source Fitch Asset Backed Special Report dated Oct, 7, 2009
Three-month break-even charge-off multiples are derived by applying FitchRatings base stresses on three month average yield, monthly payment rate, charge-offs and purchase rate. FitchRatings gives credit to the fixed allocation of finance charge feature for Discover.
• Break-even loss analysis done by FitchRatings shows DCENT to have the highest stress test coverage compared to peers
– Stress analysis was based on three month average charge offs and applying FitchRatings base stresses
Charge offs and Breakeven multiples
(Three month period ended Aug. 31, 2009)